Exhibit 4.1.4

LETTER WAIVER EXTENSION

Dated as of August 31, 2006

To the banks, financial institutions
and other institutional lenders
(collectively, the “Lenders”)
party to the Credit Agreement
referred to below and to Bank of
America, N.A., as administrative agent (the
“Administrative Agent”) for the Lenders

Ladies and Gentlemen:

We refer to the Amended and Restated Credit and Guaranty Agreement, dated as of December 16, 2005, entered into by and among Sanmina-SCI Corporation (the “Company”), certain subsidiaries of the Company, as guarantors, the lenders from time to time party thereto, Bank of America, N.A., as Initial Issuing Bank, Citicorp USA, Inc., as Syndication Agent, The Bank of Nova Scotia, Deutsche Bank Trust Company Americas and KeyBank National Association, as Co-Documentation Agents, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Book Managers and Joint Lead Arrangers, the Administrative Agent and Citibank, N.A., as Collateral Agent (the “Collateral Agent”), as amended by Amendment No. 1 to Amended and Restated Credit and Guaranty Agreement, dated as of June 30, 2006 (as so amended, the “Credit Agreement”). Capitalized terms not otherwise defined in this Letter Waiver Extension have the same meanings as specified in the Credit Agreement.

We refer to Letter Waiver dated as of August 10, 2005 among you and us (the “Letter Waiver”) which provided for a limited waiver with respect to compliance by us with the provisions of Sections 3.2(b), 3.2(c), 5.1(a), 5.1(b) and 8.1(b) of the Credit Agreement solely for the purposes more fully described in the Letter Waiver. This limited waiver was granted through the earlier to occur of (i) the date that is one day prior to the date upon which the Company shall have any obligation to prepay any of its Senior Subordinated Notes or its Convertible Notes pursuant to the respective terms thereof and (ii) September 5, 2006.

We hereby request that you extend the limited waiver granted to us under the Limited Waiver for a further period by amending the definition of “Waiver Termination Date” set forth in such Limited Waiver to read in full as follows:

“the earlier to occur of (i) the date that is one day prior to the date upon which the Company shall have any obligation to prepay any of its Senior Subordinated Notes or its Convertible Notes pursuant to the respective terms thereof and (ii) October 20, 2006 (the “Waiver Termination Date”).”

This Letter Waiver Extension, the amendment of the Letter Waiver and the waivers requested herein shall become effective as of the date first above written when, and only when, the Administrative Agent shall have received counterparts of this Letter Waiver Extension executed by us and the Requisite Lenders or, as to any of the Lenders, advice satisfactory to the Administrative Agent that such Lender has executed this Letter Waiver Extension, and the consent attached hereto executed by each Guarantor and each Grantor. This Letter Waiver Extension is subject to the provisions of Section 10.5 of the Credit Agreement.

The Credit Agreement and each of the other Credit Documents, except to the extent of the waiver specifically provided above, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Credit Parties under the Credit Documents. The execution, delivery and effectiveness of this Letter Waiver Extension shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or any Agent under any of the Credit Documents, nor constitute a waiver of any provision of any of the Credit Documents.

If you agree to the terms and provisions of this Letter Waiver Extension, please evidence such agreement by executing and returning four counterparts of this Letter Waiver Extension to Eldyne Perrou at Shearman & Sterling, 525 Market Street, San Francisco, CA 94105, Facsimile: (415) 616-1325, Telephone (415) 616-1125 by no later than 5:00 P.M. (New York City time) on August 31, 2006.

This Letter Waiver Extension may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Waiver Extension by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Waiver Extension.

This Letter Waiver Extension shall be governed by, and construed in accordance with, the laws of the State of New York.

[BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

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Very truly yours,

SANMINA-SCI CORPORATION

By	/s/ Walter Boileau
Title: VP and Treasurer

Agreed as of the date first above written:

BANK OF AMERICA, N.A.,
as Administrative Agent and as Lender

By	/s/ [ILLEGIBLE]
Title: Senior Vice President

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CITICORP USA, INC., as Lender

By	/s/ [ILLEGIBLE]
Title: Vice President

The Bank of Nova Scotia, as Lender

By	/s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

Deutsche Bank Trust Company Americas, as Lender

By		/s/ Paul O’Leary
	Title:	Paul O’Leary
Vice President

By		/s/ Evelyn Thierry
	Title:	Evelyn Thierry
Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By	/s/ Raed Y. Alfayoumi
Name:	Raed Y. Alfayoumi
Title:	Vice President

SunTrust Bank, as Lender

By	/s/ Katherine L. Bass
Title:	Katherine L. Bass
Vice President

WELLS FARGO BANK, N.A., as Lender

By	/s/ Ling Li
	Title:	Vice President

CONSENT

Dated as of August 31, 2006

Each of the undersigned, as a Guarantor under the Credit Agreement and a Grantor under the Pledge and Security Agreement, dated as of October 26, 2004, among the Company, the other grantors party thereto, and the Collateral Agent (the “Pledge and Security Agreement”), in favor of the Administrative Agent and, for its benefit and the benefit of the Lenders parties to the Credit Agreement referred to in the foregoing Letter Waiver Extension, hereby consents to such Letter Waiver Extension and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Letter Waiver Extension, each of its Guaranty and the Pledge and Security Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, and (b) the Collateral Documents to which such Grantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the Secured Obligations (in each case, as defined therein).

HADCO CORPORATION
HADCO SANTA CLARA, INC.
SCI TECHNOLOGY, INC.
VIKING INTERWORKS INC.
COMPATIBLE MEMORY, INC.
SCI SYSTEMS, INC.
SANMINA-SCI SYSTEMS (ALABAMA) INC.
SANMINA-SCI SYSTEMS HOLDINGS, INC.
INTERAGENCY, INC.
SANMINA-SCI SYSTEMS ENCLOSURES
(DENTON) INC.
SCIMEX, INC.
NEWISYS, INC.
SANMINA-SCI ENCLOSURES USA INC.
SANMINA-SCI USA, INC.

All By:	/s/ Walter Boileau
Name:	Walter Boileau
Title:	VP and Treasurer

SCI PLANT No. 5, L.L.C.

By:
SANMINA-SCI SYSTEMS (ALABAMA) INC., its Sole Member

By:	/s/ Walter Boileau
	Name:	Walter Boileau
	Title:	VP and Treasurer

SCI PLANT No. 22, L.L.C.

By:
SCI TECHNOLOGY, INC., its Sole Member

By:	/s/ Walter Boileau
	Name:	Walter Boileau
	Title:	VP and Treasurer

SANMINA GENERAL, L.L.C. SANMINA LIMITED, L.L.C.

All by:

SANMINA-SCI CORPORATION, their Sole Member

By:	/s/ Walter Boileau
	Name:	Walter Boileau
	Title:	VP and Treasurer

SANMINA TEXAS, L.P.

By:	SANMINA GENERAL, L.L.C., its General Partner

By:
SANMINA-SCI CORPORATION, its Sole Member

	By:	/s/ Walter Boileau
	Name:	Walter Boileau
	Title:	VP and Treasurer